FEDERATED HERMES

CODE OF BUSINESS CONDUCT AND ETHICS

GENERAL CONDUCT REQUIREMENTS

It is the policy of Federated Hermes, Inc. (including its domestic and offshore subsidiaries, “Federated Hermes”) that business shall be conducted in accordance with the highest legal and ethical standards. Federated Hermes’ reputation for integrity is its most important asset and each employee, officer and director must contribute to the care and preservation of that asset. This reputation for integrity is the cornerstone of the public’s faith and trust in Federated Hermes; it is what provides us an opportunity to serve investors, customers and other stakeholders. A single individual’s misconduct can do much to damage a hard-earned reputation. No code of business conduct or ethics can effectively substitute for the thoughtful behavior of an ethical director, officer or employee. This Code of Business Conduct and Ethics (the “Code”) is presented to assist you in guiding your conduct to enhance the reputation of Federated Hermes. The Code supersedes all previous codes and policy statements relating to its subject matter. Each director, officer and employee of Federated Hermes, (each a “Covered Person”) is obligated to comply with the Code and to ensure that their spouses and children residing in the same household do not act in such a way that their conduct would be a violation of the Code if the Covered Person was to engage in such conduct. In addition, the Code applies to the actions of any partnership, trust, or other entity, which any Covered Person controls.

Federated Hermes intends to enforce the provisions of this Code vigorously. Violations could lead to sanctions, including termination in the case of an employee, as well as, in some cases, civil and criminal liability.

Inevitably, the Code confronts questions and situations that escape easy definition. No corporate code can cover every possible question of business practice. There will be times when you are unsure about how the Code applies. When in doubt, ask before you act.

Federated Hermes has established Internal Compliance Committees, one for Federated and its wholly-owned subsidiaries (the “Federated Committee”) and one for its majority-owned subsidiary, Hermes Fund Managers Limited (including its subsidiaries, “Hermes”) (the “Hermes Committee”, which committee is also known as the Hermes Risk & Compliance Executive”, and, the Federated Committee and Hermes Committee each, as applicable, the “Committee”), that administers Federated’s overall compliance program, including the Code. The Federated Committee is chaired by the Chief Compliance Officer and composed of the Deputy General Counsel, the Chief Risk Officer and the Chief Audit Executive. The Hermes Committee is chaired by Hermes’ Strategic Risk and Compliance Director, and composed of, inter alia, the Head of Legal Services, Chief Operating Officer and Head of Internal Audit. In addition, the Chief Legal Officer of Federated Hermes, Inc. may provide input to each Committee at his discretion. The Hermes Committee will keep the Federated Committee, and the Federated Committee will keep the Chief Legal Officer, apprised of any significant issues which arise under the Code. Upholding the Code is the responsibility of every Covered Person. Department heads are responsible for Code enforcement in their departments and managers are accountable for the employees who report to them.

Suspicion of any illegal or unethical conduct, or any other violation of the Code, should be promptly reported in the manner described in the section titled “Reporting of Any Illegal or Unethical Behavior”. It is Federated Hermes’ policy that retaliation against employees who report actual or suspected Code violations is prohibited; anyone who attempts to retaliate will be subject to disciplinary action, up to and including dismissal.

CONFLICTS OF INTEREST

For purposes of this Code of Ethics, an “Immediate Family Member” includes a spouse, parent, child, sibling, mother-in-law, father-in-law, son and daughter-in-law, brother and sister-in-law and anyone who shares such persons home.

Federated Hermes relies on the integrity and undivided loyalty of Covered Persons to maintain the highest level of objectivity in performing their duties. Covered Persons are expected to avoid any situation in which personal interests conflict, or have the appearance of conflicting, with those of Federated Hermes or its customers. Covered Persons are responsible for avoiding any misconduct or perceived conflicts of interest. A conflict of interests occurs when an individual’s private interest interferes in any way with the interests of Federated Hermes as a whole. A conflict situation can arise when an individual takes actions or has interests that may make it difficult to perform his or her Federated Hermes work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in Federated Hermes. Loans to, or guarantees of obligations of, such persons are of special concern. Individuals must not allow personal considerations or relationships to influence them in any way when representing Federated Hermes in business dealings.

All Covered Persons must exercise great care any time their personal interests might conflict with those of Federated Hermes. The appearance of a conflict often can be as damaging as an actual conflict. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest. Non-employee directors of Federated Hermes, Inc. are expected to make appropriate disclosures to the Board of Federated Hermes, Inc. (“Board”) and to take appropriate steps to recuse themselves from Board decisions with respect to transactions or other matters involving Federated Hermes as to which they are interested parties or with respect to which a real or apparent conflict of interest exists. Officers and employees are expected to use prudent behavior and discretion in all transactions and relationships and are required to make prompt and complete disclosure of any possible or probable conflict of interest to the Committee in the case of an officer and to their direct supervisor or manager, Human Resources and/or the Committee in the case of an employee.

A “conflict of interest” may occur if:

1)

A Covered Persons has a direct or indirect financial link (e.g. other employment or ownership) with clients, suppliers, service providers or other persons dealing with Federated Hermes, funds sponsored or advised by Federated Hermes (“Funds”), or any other company in a related industry, including asset management, mutual fund operations, banking and insurance, and intends to benefit improperly himself or an Immediate Family Member through a transaction with Federated Hermes or the Funds;

2)	private business or personal activities result in the inappropriate use of company assets; or

3)

A Covered Person directly or indirectly offers, solicits or accepts any gift, favor, preferential treatment, valuable consideration or other things of value from any person or entity that does business with Federated Hermes other than as permitted in this Code under Payments and Gifts.

The preceding examples are illustrative and do not necessarily describe every conflict of interest that may arise. It is impossible to describe or foresee every potential conflict, so Federated Hermes must rely on each Covered Person’s commitment to exercise sound judgment, to seek advice when appropriate and to adhere to the highest ethical standards at all times in the conduct of their professional and personal affairs. Accordingly, all Covered Persons must be sensitive to potential conflicts and bring them to the attention of the Committee as a whole or to a Committee member immediately upon learning of them.

The following sections review several common problems involving conflicts of interest. The list is not exhaustive. Each individual has a special responsibility to use his or her best judgment to assess objectively whether there might be even the appearance of acting for reasons other than to benefit Federated Hermes or its customers, and to discuss any conflict or potential conflict openly and candidly with Federated Hermes. Employees should discuss issues with their managers or may report such issues by following the procedures set forth under the “Safe Reporting Portal” link on Federated Hermes’ intranet homepage or Hermes’ website. Such communications will be reviewed by the Federated Committee and, if relevant to Hermes, the Hermes Committee (and, where appropriate, escalated to the Hermes Chairman), and will be forwarded to the Non-Management Directors or the Audit Committee of Federated Hermes, Inc. as appropriate.

Payments and Gifts

Covered Persons who deal with Federated Hermes’ borrowers, tenants, suppliers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, no Covered Person should ever receive a payment or anything of value in exchange for a decision involving Federated Hermes’ business. Each employee authorized to select suppliers as part of his/her normal business activities must make the selection in an unbiased manner based on the criteria of quality, reliability, service, competitive pricing and business relationship. Similarly, Covered Persons should never offer anything of value to government officials or others to obtain a particular result. Bribery, kickbacks or other improper payments will not be tolerated by Federated Hermes.

Federated Hermes recognizes exceptions for token gifts of nominal value (not to exceed $100.00 (or the local currency equivalent) in the aggregate, either from a firm or its employees to a Federated Hermes employee or from all Federated Hermes employees to an outside party over the course of a calendar year) or customary business entertainment, when a clear business purpose is involved. In addition, an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any questions of propriety and is not preconditioned on the receipt or obtaining of a benefit by either party is acceptable. Also acceptable are advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars, and similar items; or awards of reasonable value for recognition of service or accomplishment.

Covered Persons subject to the Broker-Dealer Written Supervisory Policies and Procedures (or similar policies and procedures applicable to Hermes’ Covered Persons) should consult those procedures for additional guidance on the receipt of gifts and gratuities.

If you are in doubt about the policy’s application, discuss your concerns with the Committee.

Personal Financial Interests; Outside Business Interests

Covered Persons should avoid any outside financial interests that might be in conflict with the interests of Federated Hermes. Covered Persons generally may not have any significant direct or indirect financial interest in or any business relationship with, a person or entity that does business with Federated Hermes or is a competitor of Federated Hermes. A financial interest includes any interest as an owner, creditor or debtor. Indirect financial interests could include those through an Immediate Family Member or other person acting on his or her behalf of which the Covered Person is aware; such interests must be analyzed on a case by case basis and do not in and of themselves create a conflict. Mere employment of an Immediate Family Member by a competitor of Federated Hermes or by an entity that does business with Federated Hermes does not in and of itself create a conflict of interest. This policy does not apply to an arms-length purchase of goods or services for personal or family use. Other arms-length business relationships with Federated Hermes and/or the Funds may be permissible provided such business relationships are disclosed to, reviewed and approved by the Committee (as described below).

This policy also shall not apply to the ownership of not more than 5% of any class of equity securities or securities convertible into equity securities, issued by a publicly traded corporation, partnership, association or other organization. Ownership of 3% or greater of such securities must be reported to the Committee.

Covered Persons should not engage in outside jobs or other business activities that compete with Federated Hermes in any way. Under no circumstances may Covered Persons have outside interests that are in any way detrimental to the best interests of Federated Hermes. Further, any outside or secondary employment by employees which could interfere with the job being performed for Federated Hermes is discouraged. An employee having outside or secondary employment should discuss his/her employment with his/her supervisor.

Covered Persons must disclose to the Committee any actual or proposed personal activities, financial interests or business relationships that could negatively influence, or give the appearance of negatively influencing, their judgment or decisions as it relates to their duties to Federated Hermes. The Committee will then determine if there is a conflict. If the Committee determines that such personal activities, financial interests or business relationships present a risk of an actual or potential conflict of interest, the Committee may prohibit them or impose any such restrictions as it deems necessary to protect the reputation and integrity of Federated Hermes.

Covered Persons subject to the Broker-Dealer Written Supervisory Policies and Procedures (or similar policies and procedures applicable to Hermes’ Covered Persons) must report any proposed outside employment or other business activity to the Chief Compliance Officer prior to engaging in any outside business activity. Such activity may only be entered into if approved.

In addition, any transaction that constitutes a “related party transaction” that is required to be disclosed by Federated Hermes or disclosed or reviewed by any New York Stock Exchange (“NYSE”)-listed or NYSE Arca-listed Federated Hermes Fund pursuant to NYSE Rule 314 or NYSE Arca Rule 5.3-E(a), as applicable, must be reviewed by (1) the Compensation Committee of the Board of Federated Hermes if the related party transaction involves Federated Hermes and the compensation of a related party who is an employee, (2) the Audit Committee of the Board of Federated Hermes for all other related party transactions involving Federated Hermes, and (3) the Audit Committee of the Board of the Federated Hermes Funds if the related party transaction involves a NYSE-listed or NYSE Arca-listed Federated Hermes Fund, as required by Rule 314 of the NYSE Listed Company Manual or NYSE Arca

Rule 5.3-E(a), as applicable. NYSE Arca Rule 5.3-E(a) requires each listed company’s or fund’s audit committee (or another comparable board committee) to conduct an appropriate review of all related party transactions on an ongoing basis. NYSE Arca Rule 5.3-E(a) does not specifically define “related party transactions.” NYSE Rule 314 defines “related party transactions” by reference to Item 404 of Regulation S-K. Under Item 404 of Regulation S-K, a NYSE listed company or fund is required to make certain disclosures regarding any “related party transaction,” since the beginning of the company’s or fund’s last fiscal year, or any currently proposed transaction, in which the company or fund was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. For purposes of Item 404 of Regulation S-K, a “related party” includes, any person who was during the past fiscal year of the company or fund: (1) a director or executive officer of the company or fund; (2) a nominee for director (when the disclosure required by Item 404 is being presented in a proxy or information statement relating to the election of that nominee for director); (3) an immediate family member of a director or executive officer of the company or fund, or any nominee for director (when the disclosure required by Item 404 is being presented in a proxy or information statement relating to the election of that nominee for director); (4) a security holder that owns greater than a 5% interest in the company’s or fund’s voting stock; and (5) any immediate family member of any such security holder. For purposes of Item 404 of Regulation S-K, a “transaction” includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, and an “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer or nominee for director, and any person (other than a tenant or employee) sharing the household of such director, executive officer or nominee for director. All related party transactions will be subject to oversight and evaluation for potential conflicts of interest by the Compensation Committee or Audit Committee of Federated Hermes, or the Audit Committee of the Federated Hermes Funds, as applicable. The appropriate Committee will review a related party transaction and has the authority to prohibit any related party transaction, or subsequently determine that any related party transaction should not be permitted to continue, if such Committee determines that any related party transaction is inconsistent with the interests of Federated Hermes and its shareholders or a Federated Hermes Fund and its shareholders, as applicable.

Serving as a Director or Officer of Outside Organizations

The director or officer of an organization has access to sensitive information and charts the course of the entity. Federated Hermes must take safeguards to shield both Federated Hermes and Covered Persons from even the appearance of impropriety. For that reason, any officer or other employee invited to join as an officer or director of another organization must first obtain the approval of the Committee. Approval of the Committee is not required in those situations where such organization is not-for-profit and does not issue securities.

Investment Personnel are subject to further restrictions regarding service on the Board of an issuer of a “Covered Security”. “Investment Personnel” is defined in Federated Hermes’ Code of Ethics for Access Persons, and also includes any investment personnel under similar policies and procedures relating to trading in securities in client accounts or portfolios applicable to Hermes’ Covered Persons). Investment Personnel should consult the Code of Ethics for Access Persons (or similar policies and procedures applicable to Hermes’ Covered Persons) for additional information regarding these restrictions.

Directors of Federated Hermes who are invited to serve on other boards should promptly notify the Chief Executive Officer and the Chairman of Federated Investors, Inc. or the Chief Executive Officer of

Hermes, as applicable. In such case, the Chief Executive Officer of Hermes will advise the Federated Committee.

Potential Conflicts of Interest Involving the Funds

Much of Federated Hermes’ business is conducted pursuant to contracts with the Funds whereby certain subsidiary companies serve as investment adviser, principal underwriter, shareholder servicer or administrator to the Funds. The conflicts of interest inherent between the Funds and their service providers and any company that is under common control with such service providers, are regulated by applicable laws and regulations, including, as applicable, the Investment Company Act of 1940 and by policies and procedures established by the Funds and the service providers. All Covered Persons should be especially sensitive to any situation in which the Funds and a Federated Hermes subsidiary seek to enter into a joint arrangement, such as a contract with a third party for the provision of services to both the Funds and one or more Federated Hermes subsidiaries. Such arrangements can create potential legal issues under applicable law, and accordingly, should not be entered into without prior review of the Committee which will analyze the appropriateness of the proposed arrangement under applicable law. All Covered Persons are expected to comply with all applicable laws, policies and procedures, including any Codes of Ethics and Codes of Conduct, in all dealings with the Funds.

Questions pertaining to conflicts of interest involving Federated Hermes and the Funds, such as situations in which Federated Hermes seeks to improperly leverage its service arrangements, should be referred to the Committee.

CORPORATE OPPORTUNITIES

Covered Persons owe a duty to Federated Hermes to advance its legitimate interests when the opportunity to do so arises. Covered Persons must not divert for personal gain any business opportunity available to Federated Hermes. The duty of loyalty to Federated Hermes is violated if the Covered Person personally profits from a business opportunity that rightfully belongs to Federated Hermes or the Covered Person competes with Federated Hermes. This problem could arise, for example, if an employee or director becomes aware through the use of corporate property, information or position of an investment opportunity (either a loan or equity transaction) in which Federated Hermes is or may be interested, and then participates in the transaction personally or informs others of the opportunity before Federated Hermes’ has the chance to participate in the transaction. A Covered Person also is prohibited from using corporate property, information or position for personal gain.

CONFIDENTIALITY

Some of Federated Hermes’ most important assets are its confidential corporate and/or material, non-public Fund, portfolio or other account information. Federated Hermes’ legal obligations and its competitive position often mandate that this information remain confidential. Covered Persons should maintain the confidentiality of information entrusted to them by Federated Hermes or its customers, except when disclosure is authorized or legally mandated.

Confidential information includes all non-public information that might be of use to competitors, or harmful to Federated Hermes or its customers, if disclosed. Confidential corporate information relating to Federated Hermes, including financial performance (e.g. quarterly financial results), or other transactions or events can have a significant impact on the value of Federated Hermes’ securities. Premature or improper disclosure of such information may expose the individual involved (and Federated Hermes) to onerous civil and criminal penalties. The same rules apply to confidential information relating to other companies with which Federated Hermes does business, including those in which Federated Hermes’ mutual funds or other products invest. (See COMPLIANCE WITH LAWS, RULES AND REGULATIONS below).

Covered Persons must not disclose confidential corporate information to anyone except for a legitimate business purpose (such as contacts with Federated Hermes’ accountants or its outside lawyers). Even within Federated Hermes, confidential corporate information should be discussed only with those who have a need to know the information. The obligation to safeguard confidential corporate information continues even after termination of employment with Federated Hermes. Covered Persons wishing to disclose confidential information should consult the Legal Department to determine whether a written nondisclosure agreement is required prior to disclosure.

Employees are reminded that the obligation to protect confidential information is also set forth in the Agreement Regarding Confidential Information (or similar privacy agreement or policy applicable to Hermes’ Covered Persons) or their employment agreement as applicable.

FAIR DEALING

Each Covered Person should endeavor to deal fairly with Federated Hermes’ customers, suppliers, competitors and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

In the course of business dealings on behalf of Federated Hermes, no Covered Person should take advantage of another person or party through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair business practice. All business conducted on behalf of Federated Hermes is to be done with integrity and high ethical and legal business standards.

Each Covered Person has a responsibility for honesty and fair dealing in his/her relations with Federated Hermes.

PROTECTION AND PROPER USE OF COMPANY ASSETS

All Covered Persons should protect Federated Hermes’ assets and ensure their efficient use in order to improve Federated Hermes’ productivity. Theft, carelessness and waste have a direct impact on Federated Hermes’ profitability. All Federated Hermes’ assets should be used for legitimate business purposes. The personal use of Federated Hermes’ assets without permission is prohibited.

Proper use and protection of Federated Hermes’ assets is the responsibility of all Covered Persons. Assets, such as information, materials, supplies, time, intellectual property, software, hardware, and facilities, among other property, are valuable resources owned, licensed, or otherwise belonging to Federated Hermes and should be used only for conducting Federated Hermes’ business and are not to be used for any unauthorized purpose. Safeguarding Federated Hermes’ assets is the responsibility of all Covered Persons. Covered Persons are prohibited from misusing company assets, including computers, telephones, time (designated work hours) and the corporate name.

Acceptable Computer Use and Escalation Procedures

Federated Hermes’ computer systems and information contained therein are essential to the daily operations and future success of Federated Hermes. The computer systems serving Federated Hermes provide and support various business functions and manage proprietary information assets. Federated Hermes’ policy is to protect its proprietary information assets and allow the use, access and disclosure of such information only in accordance with corporate interests and applicable laws and regulations.

Each Covered Person, as the originator, custodian and/or user of data must ensure that corporate data under his/her discretion and/or control is properly identified and safeguarded according to its confidentiality (for example, all personal data is considered confidential under data protection laws), proprietary nature and criticality. In addition, as users of corporate data, each employee must strictly adhere to the specific security measure and controls that have been established. Each officer or other employee is permitted to use the computer resources and information for which he/she has been granted authorization.

If a Covered Person becomes aware of any acts or omissions relating to Federated Hermes’ computer systems, including those related to the management of Fund portfolios or other accounts, that could be harmful to Federated Hermes, Federated Hermes’ shareholders, Federated Hermes’ customers or the Funds’ shareholders, the Covered Person is obligated to elevate that issue to his/her manager, supervisor or other appropriate personnel (such as a member of the Committee). This would include erroneous programming or calculations resulting in harm to another party, regardless of whether the errors were intentional or the result of a mistake.

For a detailed description of each officer or other employee’s responsibilities regarding computer use, see the “Federated Hermes, Inc. Electronic Communications Use and Social Media Use Policy” (or similar policies and procedures applicable to Hermes’ Covered Persons).

OFFICER DUTIES AND RESPONSIBILITIES

Under the laws that govern corporate entities, employees who are corporate officers are deemed to be part of Federated Hermes’ “management” and as such have certain duties and are held to a higher standard than employees who are not officers. Officers have a higher duty of “loyalty” and “care” which means that as they execute their duties and responsibilities they do not place their personal interests ahead of business interests and they exercise prudence and good judgment. Additionally, under securities laws, officers of regulated entities such as broker/dealers and registered investment advisors have the duty to supervise employees who they manage and may be held responsible for their actions.

Officers also may have the apparent legal authority to act on behalf of the company, i.e. they can legally bind the company in contracts. However, all employees, including officers, are expected to follow the firm’s policies, procedures and practices regarding the execution of contracts and may not enter into contracts on behalf of the company or its affiliates unless they have been given the actual authority to do so. Employees having questions relating to the contract process should contact their supervisor and/or the Procurement department (or the Legal Department at Hermes) for further guidance.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The applicable laws of every jurisdiction in which Federated Hermes operates must be followed. Each Covered Person is charged with the responsibility of acquiring sufficient knowledge of the laws relating to his or her particular duties in order to recognize potential dangers and to know when to seek legal advice. In any instance where the law is ambiguous or difficult to interpret, the matter should be reported to Federated Hermes’ management who in turn will seek legal advice from Federated Hermes’ legal counsel as appropriate.

Insider Trading

Each Covered Person is prohibited from acting upon material non-public information that may be available to certain Covered Persons as a result of their activities at Federated Hermes, including managing the corporate records of Federated Hermes or in selecting securities for Funds or other accounts managed by Federated Hermes. In the course of the many pending or proposed transactions that Federated Hermes has under consideration at any given time, there is a great deal of non-public information relating to other companies to which Covered Persons may have access. This could include “material” information that is likely to affect the value of the securities of Federated Hermes or the other companies.

Covered Persons who learn material information about Federated Hermes or its suppliers, customers, venture partners, acquisition targets, investee companies or competitors through their activities at Federated Hermes must keep such information confidential and must not buy or sell stock in such companies until after the information becomes public. Covered Persons must not give tips about such companies to others who may buy or sell the stocks of such companies.

Federated Hermes has issued a detailed Policy on Trading and Confidentiality regarding the use of confidential information in connection with trading in securities, including the Funds. Insider trading is both unethical and illegal, and will be dealt with decisively. Any questions regarding trading in securities or on the use of confidential information should be brought to the Compliance Department which is responsible for administering the Policy on Trading and Confidentiality.

As described in the Policy, covered Persons are prohibited from transacting in equity securities of Federated Hermes, Inc. during any “blackout periods” or “closed periods” imposed by Federated Hermes.

ACCOUNTING MATTERS

Internal Accounting Controls

Federated Hermes places the highest priority on complying with all disclosure requirements. Our annual reports, quarterly reports and press releases, and other public disclosure of Federated Hermes’ financial results, reflect how seriously Federated Hermes takes this responsibility.

To this end, Federated Hermes has established an internal Disclosure Committee, which includes the Chief Audit Executive, the Principal Accounting Officer, Senior Corporate Counsel, the Chief Risk Management Officer and the Director of Investor Relations of Federated Hermes, Inc. The Disclosure Committee meets on a quarterly basis, and additionally when issues arise, to discuss the state of Federated Hermes’ internal controls, reporting systems and the integrity of our financial information relative to our disclosure obligations. The Disclosure Committee assists senior management and the Audit Committee of the Board in overseeing Federated Hermes’ internal control systems and evaluating our public disclosure processes.

Each employee shares this responsibility with senior management and the Board and must help maintain the integrity of Federated Hermes’ financial records. We trust that every employee understands that protecting the integrity of our information gathering, information quality, internal control systems and public disclosures is one of the highest priorities we have as a firm.

If you ever observe conduct that causes you to question the integrity of our internal accounting controls and/or disclosure, or you otherwise have reason to doubt the accuracy of our financial reporting, it is imperative that you bring these concerns to the attention of the Disclosure Committee immediately by contacting any member of the Disclosure Committee or the Committee (which will then inform the Disclosure Committee). Alternatively, you may report anonymously by following the procedures set forth under the “Safe Reporting Portal” link on Federated Hermes’ intranet homepage or Hermes’ website. Any kind of retaliation against an employee for raising these issues is strictly prohibited and will not be tolerated.

Improper Influence on the Conduct of Audits

It is unlawful for any Covered Person, or any other person acting under the direction of such person, to take any action to fraudulently influence, coerce, manipulate, or mislead the independent accountants engaged in the performance of an audit of Federated Hermes’ financial statements for the purpose of rendering such financial statements materially misleading. Any such action is a violation of this Code of Conduct. Types of conduct that might constitute improper influence include, but are not limited to, the following:

•	offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services,
•	providing an auditor with inaccurate or misleading legal analysis,
•	threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to Federated Hermes’ accounting practices or procedures,
•	seeking to have a partner removed from the audit engagement because the partner objects to Federated Hermes’ accounting practices or procedures,
•	blackmailing, and
•	making physical threats.

Any employee or director who engages in such conduct will be subject to sanctions under the Code, including dismissal in the case of an employee, in addition to potential civil and criminal liability.

REPORTING OF ANY ILLEGAL OR UNETHICAL BEHAVIOR

Each Covered Person has a duty to adhere to this Code and all applicable existing Federated Hermes’ policies. Federated Hermes promotes and expects ethical behavior. The conduct of each Covered Person matters vitally to Federated Hermes. A misstep by a single Covered person can cost Federated Hermes dearly; as it may undermine its reputation. For these reasons, violations of this Code of Conduct may lead to significant penalties, including termination.

Covered Persons are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Additionally, Covered Persons may report violations of laws, rules, regulations or this Code by following the procedures set forth under the “Safe Reporting Portal” link on Federated Hermes intranet homepage or Hermes’ website. Federated Hermes will investigate any matter so reported and may take appropriate disciplinary and corrective action, up to and including termination. Federated Hermes will not allow retaliation.

Notwithstanding any other provision of this Code, for the avoidance of doubt, nothing herein prevents reporting or receiving financial awards from the government resulting from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, protected under the whistleblower provisions of federal law or regulation, including, without limitation, good faith disclosure on a confidential basis of Confidential Information constituting “Trade Secrets” as defined in 18 U.S.C. § 1839, and so long as such disclosures are consistent with 18 U.S.C. § 1833. Equally, nothing in this Code precludes reliance on the UK Public Interests Disclosure Act 2013.

WAIVERS

Any waiver of any provision of this Code of Conduct for executive officers or directors of Federated Hermes, Inc. may be made only by the Board , or by a Board Committee specifically authorized for this purpose, and must be promptly disclosed to Federated Hermes’ shareholders.

Last revised:   October 28, 2021